EXHIBIT 99.1

[Husker Ag, LLC Letterhead]

August 22, 2006

To: Husker Ag, LLC Members

Subject: Recent Events Regarding Husker Ag, LLC

Dear Fellow Member:

I am writing you this letter as Chairman of the Board of Directors of Husker Ag, LLC. We on the Board take our responsibilities on behalf of Husker Ag and its members very seriously, and we think it is important to keep you informed on material events affecting Husker Ag.

Rights Offering

First, let me refer you to the enclosed updated notice concerning our previously announced rights offering. The Husker Ag Board has approved the finalized terms of the rights and we are in the process of preparing the necessary SEC registration to proceed with the rights offering in the near future. [The updated notice is not attached to this exhibit; it was however, attached to a Form 8-K filed with the SEC on August 21, 2006.]

Trading System Suspension

Second, because of the Company’s pending rights offering, the Husker Ag Board has decided to suspend the September trimester trading period that was to commence September 1, 2006. The next regular trimester trading period is scheduled to commence December 1, 2006, which is anticipated to be after the completion of the rights offering.

Acquisition Proposal

Finally, as you may be aware, there has been and continues to be considerable interest by companies desiring to go public in acquiring ethanol production companies such as Husker Ag. This is due to a number of factors, including recent public offerings by ethanol production companies (for example, VeraSun Energy Corporation and Aventine Renewable Energy, Inc., both of which went public earlier this year). In June of this year, Husker Ag received a written letter of intent proposal from such a company to pursue a possible acquisition of Husker Ag. The letter of intent proposal was for a merger transaction with Husker Ag in which Husker Ag members would be paid a combination of cash and stock of the acquiring entity (but not more than 50% cash in the aggregate) for a net purchase price payable to members of $138 million, subject to certain adjustments and numerous conditions. The purchase price did not represent a binding offer on the part of the proposed buyer and contained certain financial conditions which were likely to result in a reduction of the offer price.

In response, the Husker Ag Board of Directors decided that it should take appropriate action to fully inform itself of the offer and its terms before making a final decision on the proposal. As a result, a number of meetings were held between representatives of the proposed buyer and Husker Ag representatives, including a special committee appointed by the Board, during the months of June, July and August, culminating in a revised letter of intent proposal to Husker Ag for a merger with a net purchase price of $145 million, payable in not more than 50% cash, and the remainder in stock of the buyer. The proposal also excluded the US BioEnergy stock which would have been retained by Husker Ag and was valued at $6 million. The purchase price did not represent a binding offer on the part of the buyer and the proposal was subject to a number of conditions, including a due diligence review and approval of financing arrangements by the buyer’s financing sources. The timing and ability of Husker Ag members to sell the acquiring company stock received in the merger remained subject to a number of contingencies and uncertainties. If the final offer remained at a net aggregate amount of $145 million to Husker Ag, the offer would have equaled approximately $4,733 per membership unit payable in cash, with the remainder payable in buyer stock valued at $4,733 per unit (although there is no assurance that such stock could have been sold in the future at such price). Under the Husker Ag, LLC Operating Agreement, any merger, or sale of substantially all the assets of the Company must be approved by holders of 2/3 of the outstanding membership units of the Company.

On August 9, 2006, in a split vote the Husker Ag Board of Directors voted not to proceed with the letter of intent proposal. In making its decision, the Board noted a number of factors, including the following:

•	Husker Ag’s previously announced plan to expand the plant by adding 40 million gallons per year of ethanol production capacity, as approved by the Husker Ag members at the 2006 annual meeting. Husker Ag has entered into a design-build contract with ICM, Inc. to build this plant, with a projected completion date in 2007. There was concern that the acquiror was not adequately compensating the Company for the value of this future production, particularly where the Company has a signed design-build contract with a construction timetable.

•	The Board’s assessment of Husker Ag’s current strong financial condition, and its historical earnings and prospects for the future, including the Board’s review of financial projections from an internal feasibility study prepared with respect to the expansion of the plant project;

•	Husker Ag’s current market area for both corn and distillers grain and opportunities for both internal and external expansion;

•	Husker Ag’s current strong management team;

•	The potential adverse impact on Husker Ag’s previously announced rights offering to members. As previously disclosed, a portion of the funding for the plant expansion project is to come through a rights offering to existing Husker Ag members. While the buyer wanted Husker Ag to continue with the plant expansion project, it would have required that Husker Ag terminate its proposed rights offering to members. There was concern that if Husker Ag terminated its proposed rights offering process (which requires the filing of a registration statement with the SEC), in contemplation of a possible merger transaction with the proposed buyer, and such transaction did not occur for any one of a number of reasons, the Company would lose significant time and potential revenue on the plant expansion project.

•	The Board’s assessment that once the plant expansion project is completed, the value of Husker Ag may be enhanced significantly, and that the Company and its members would not have received the full value of this enhanced value, due to discounting by a proposed buyer for future contingencies;

•	The Board’s concern over the ultimate value of the transaction and value of the stock of the buyer to be received in the merger, where the buyer is not currently a publicly held company, and thus the future value and liquidity of the stock to be received is subject to uncertainty; and

•	The fact that Husker Ag had not conducted a market test of the value of the Company to determine whether other potential buyers may be willing to offer a higher value, or a more favorably structured transaction (e.g., an all cash offer, without significant contingencies).

The types of events impacting Husker Ag described in this letter may change daily, and by providing this update letter, Husker Ag does not undertake any obligation to provide a continual update of future events that may occur. Your Board of Directors takes its fiduciary duties to act in the best interests of the Company and its members very seriously, and will continue to work to be fully informed, to act diligently and in good faith in the fulfillment of its duties. The Board believes that it is important to distinguish between the value of the Company taken as a whole (including control) and the value of individual membership units, and the Board expresses no opinion and makes no recommendation with respect to such valuation in the purchase and sales of units held by individual members.

Certain matters must be kept confidential, both as a matter of law, and to protect the interests of the Company, so please understand that directors, officers and employees of Husker Ag, LLC cannot provide information beyond what is in this letter regarding these important matters. We appreciate your continued support and look forward to working with you to make Husker Ag a better company.

Sincerely,

/s/ Mike Kinney
Mike Kinney
Chairman of the Board

Statements made in this letter about Husker Ag, LLC, other than statements of historical fact, are forward-looking statements, and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made.

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